ADDENDUM TO SERIES 2009 SECURED NOTE DUE MARCH 8, 2010

This addendum dated as March 8, 2010 (the "Addendum") is made by and between Hero Capital Profits Limited, a British Virgin Islands company, with offices at P.O. Box 957. Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the "Maker-) and Precursor Management Inc., a corporation organized under the laws of the British Virgin Islands, with offices at 2702-03, 27/F, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, P.R. China (the “Holder”). This document is to be read in conjunction with the Series 2009 Secured Note Due March 8, 2010 (the “Note”) executed by both parties on or about September 9, 2009. This Addendum incorporates by reference and supplements the Note and the parties hereby agree to amend the Note as follows:

1. Extension of the Maturity Date

a. The Maturity Date of the Note shall be extended to September 8, 2010.

2. Waiver of A Default Penalty

a. Section 5. Events of Default shall hereby be amended as follows:

Section 5.                      Events of Default. “Event of Default” wherever used herein, means the breach of any covenant hereof whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body. Upon the occurrence of an Event of Default, which the Event of Default is not cured within ten (10) days after its occurrence and reasonable extension of time should be granted if the said event of default is likely to be successfully cured by such grant of extension of time, failing which, the sum of Four Hundred and Fifty Thousand and 00/100 Dollars ($450,000.00) shall be immediately due and payable to Precursor, and thereupon default interest shall begin to accrue at the annual rate of eighteen (18%) percent per annum and Precursor shall be entitled to all remedies under law and as set forth in Guarantee or Pledge Agreement.

b. Precursor herby waives any default arising out of any failure by HCP to make payments of interest, principal or other amounts on or prior to the originally scheduled Maturity Date of the Note.

3. All other terms and conditions under the Note shall remain unchanged and remain in full force and effect.

4. All terms and conditions set forth under the Guaranty, dated September 9, 2009, made by Man Shing Agricultural Holdings, Inc. (the “Guarantor”), in favor of Precursor Management, Inc. (the “Lender”), in connection with the Note shall remain unchanged and remain in full force and effect.

5. All terms and conditions set forth under the Stock Pledge Agreement, dated September 9, 2009, made by Precursor Management, Inc. (the “Secured Party”), and Eddie Cheung, a Hong Kong individual representing Mr. Liu Shi Li, an individual residing in the Peoples’ Republic of China (Mr. Cheung and Mr. Liu are collectively referred to herein as the “Pledgor”), in connection with the Note shall remain unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the Maker and the Holder have caused this Addendum to be duly executed and delivered individually or by their officers thereunto duly authorized as of the date first written above.

HERO CAPITAL PROFITS LIMITED (“Maker”)

By: /s/ Eddie Cheung
Name: Eddie Cheung
Title: Authorized Representative

Precursor Management, Inc. (“Holder”)

By: /s/ Weiheng Cai
Name: Weiheng Cai
Title: President